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                                  EXHIBIT 3(a)


                          CERTIFICATE OF INCORPORATION

                                       OF

                    THE CLARIDGE HOTEL AND CASINO CORPORATION
                UNDER SECTION 402 of the Business Corporation Law

        THE UNDERSIGNED, a natural person of the age of eighteen years or over, for the purpose of forming a corporation pursuant to the provisions of Section 402 of the New York Business Corporation Law, hereby certifies as follows:

         FIRST:    The name of the corporation is THE CLARIDGE HOTEL AND CASINO
CORPORATION (the "Corporation").

        SECOND:    The purpose for which this Corporation is formed is to
purchase, hold, sell and otherwise deal with the stock of The Claridge at Park Place, Incorporated and to take all actions incidental thereto.

         THIRD:    The office of this Corporation is to be located in the City of New York, County of New York, State of New York.

        FOURTH:    The aggregate number of shares of stock which the
Corporation shall have authority to issue is 5,625,000 shares of capital stock which are to be divided into classes as follows:

        5,062,500 shares of Class A Stock having a par value of $.001 per share;

        562,500 shares of Class B Stock having a par value of $.001 per share;

        Class A Stock and Class B Stock will be alike in all respects and will vote together as a single class with each share of Class A Stock and each share of Class B Stock having one vote, subject to the following exceptions:

        A. The holders of the Class B Stock will always have the right to elect one director.

        B. Prior to April 1, 1989, Class A Stock shall have no right to vote except as required by law and except as set forth in paragraphs C and D of this Article Fourth.

        C. Prior to April 1, 1984, the Class A and B Stock will vote together as a single class (i) as to the approval of an option granted to Del E. Webb



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Corporation ("Webb") pursuant to a certain Cross Option Agreement between Webb and the Corporation (the "Cross Option Agreement") to acquire all of the issued and outstanding shares of The Claridge at Park Place, Incorporated, (ii) the sale of all or substantially all of the assets of the Corporation (other than the sale of the Corporation's assets pursuant to the Cross Option Agreement), and (iii) the dissolution or liquidation of the Corporation.

        D. Any amendment to this Article Fourth will acquire a majority vote of each of the Class A and the Class B Stock voting separately as a class.

        Notwithstanding any of the foregoing, if the abovementioned option is exercised by Webb, only the Class A Stock shall have the right to vote on any plan of liquidation of the Corporation and the proceeds of such liquidation shall be distributed solely to the holders of the Class A Stock. Otherwise, the holders of Class A Stock and the holders of Class B Stock shall share equally in dividends and distributions declared by the Corporation. If at any time there are no shares of Class B Stock outstanding, the Class A Stock will become the sole class of stock of the Corporation.

         FIFTH:    At all times from and including the date on which more than
20% of the authorized shares of Class A Stock shall be outstanding there shall be at least one director of the Corporation who is not a holder of more than 1% in value of debt, or debt or equity securities, a director, officer, employee, consultant of Webb or a subsidiary of Webb, or a person who has any agreement, arrangement or understanding with Webb to become any of the foregoing at any time after becoming a director of the Corporation. For purposes of this paragraph, an affiliate shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Webb.

         SIXTH:    The Board of Directors shall have the power to adopt, and to the extent described in the By-Laws of the Corporation, amend, and repeal the By-Laws of the Corporation.

       SEVENTH:    Any securities, shares or other interests of this Corporation are held subject to the condition that if a holder thereof is found to be disqualified by the New Jersey Casino Control Commission pursuant to the provisions of the Casino Control Act of New Jersey, Public Law 1977, Chapter 110, as amended or as may hereinafter be amended, such holder shall dispose


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of his interest in the Corporation. Every security, share or other interest issued by the Corporation shall bear, on both sides of the certificate evidencing such, a statement of restrictions imposed by N.J.S.A. 5:12-105.

        EIGHTH:    This Certificate of Incorporation includes and incorporates by reference all provisions required by the Casino Control Act as it may be amended from time to time.

         NINTH:    The Secretary of State of the State of New York is hereby
designated the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is
                            c/o CT Corporation System
                            1633 Broadway
                            New York, New York 10019

         TENTH:    The corporation designates

                            CT Corporation System
                            1633 Broadway
                            New York, New York 10019

as its registered agent upon whom process against it may be served.

        IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 25th day of August, 1983.

                                     /s/ Lisa A. Clark
                                     --------------------------
                                     Lisa A. Clark
                                     One Chase Manhattan Plaza
                                     New York, NY 10005